Exhibit 10.1

SEPARATION AND TRANSITION SERVICES AGREEMENT
This SEPARATION AND TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on this 11th day of October, 2023 by and between DocGo, Inc. (the “Company”) and Anthony Capone (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Executive resigned his employment with the Company effective as of September 15, 2023 (the “Separation Date”); and
WHEREAS, Executive and the Company wish to set forth the terms and conditions of Executive’s post-employment relationship with the Company and the related rights and obligations of the Parties, each as described in this Agreement.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Separation. On the Separation Date, Executive resigned his position as Chief Executive Officer of the Company as well as all other positions that Executive held as an employee, officer and/or director of the Company and each of its subsidiaries and affiliates, effective immediately (the “Resignation”).
2.Consulting Period; Consideration.

(a)    Consulting Services. The Parties agree that for a period commencing on the Separation Date and ending on March 15, 2024 (the “Consulting Period”), Executive has served and shall continue to serve as an advisor to the Company, reporting to the successor Chief Executive Officer of the Company, subject to the terms and conditions of this Agreement. During the Consulting Period, Executive will render those services reasonably requested by the Chief Executive Officer of the Company on an as-needed basis during normal business hours, which services shall include providing information as requested related to business continuity, business processes, and institutional/historical knowledge in the areas of operations or other departmental functions, as well as any other services as may be reasonably requested by the Chief Executive Officer of the Company or his designee (the “Services”). The Services shall be performed at such location(s) and at dates and times as the Company and Executive shall mutually agree. Executive agrees to use his best skill, efforts and judgment in performing the Services. Executive shall not be authorized to incur expenses (including travel-related expenses) or enter into agreements on behalf of or otherwise bind or represent the Company during the Consulting Period and thereafter; provided that if Executive is required to travel in connection with the Services (and such travel is approved in advance), the Company will promptly reimburse Executive for reasonable expenses associated therewith in accordance with the Company’s expense reimbursement policy.

(b)    Consideration. In consideration for Executive’s execution of and compliance with this Agreement and Executive’s provision of the Services, during the Consulting Period Executive shall be entitled to receive a monthly consulting fee (the “Consulting Fee”) in the amount of forty-five thousand dollars ($45,000); payable each month in arrears in accordance with the Company’s standard accounts payable process and pro-rated for any partial month of service. Additionally, if Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will directly pay or reimburse the applicable COBRA premiums for Executive and his eligible dependents, if any, to continue group health plan coverage through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the last day of the Consulting Period; (ii) the date Executive first becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (the “COBRA Benefit”). In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive shall immediately notify the Company in writing of such event. Furthermore, in accordance with the terms of governing award agreements, Executive shall continue to vest during the Consulting Period in outstanding equity awards held by Executive as of the Separation Date. The amounts described in this Section 2(b) are in lieu of any additional monetary consideration and reflect all amounts due to Executive from the Company.

(c)    Cause; Clawback. The Consulting Period, and the Company’s obligations to make any payments or provide any benefits as described in Section 2(b) above, shall expire immediately upon the occurrence of any act constituting “Cause.” For purposes of this Agreement, “Cause” means (i) Executive’s commission of a felony and/or other crime involving moral turpitude, dishonesty and/or fraud; (ii) Executive’s repeated refusal or failure to perform the Services as reasonably requested by the Company; (iii) any other material breach of this Agreement or any breach of any applicable Restrictive Covenants (as defined below) by Executive; or (iv) Executive’s engaging in or the Company’s discovery of other misconduct by Executive (whether occurring prior to of following the Separation Date) that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates. In addition, in the event that any act constituting Cause occurs during the Consulting Period or at any time within the one-year period thereafter, Executive shall reimburse the Company the aggregate pre-tax amount of any Consulting Fees and COBRA Benefit paid or provided hereunder and Executive shall immediately forfeit any outstanding Company equity awards Executive then holds and shall return to the Company any shares of Company common stock issued to Executive pursuant to any equity awards outstanding as of the date hereof (and the pre-tax proceeds of any amounts realized upon any sale of any such shares).

(e)    Independent Contractor. For the avoidance of doubt, during the Consulting Period, Executive will be an independent contractor and not an employee of the Company or any of its affiliates, and will not be eligible to participate in any benefit plans or programs that the Company or any of its affiliates may provide to its employees (except that Executive will be eligible for continuation coverage in accordance with the applicable legal requirements of COBRA). Neither federal, state, or local income tax nor social security tax nor payroll tax of any kind shall be withheld or paid by the Company or its affiliates on behalf of Executive in respect of any Consulting Fees paid to Executive hereunder, and Executive understands and acknowledges that he will be solely responsible to pay, according to applicable law, all such taxes.

3.No Other Benefits. Except as expressly set forth in this Agreement (including, without limitation, Section 2(b) hereof), Executive will be entitled to no other benefits or further compensation from the Company. Executive expressly acknowledges and agrees that he is not entitled to any severance payments or benefits in connection with the Resignation, whether under that certain Executive Employment Agreement by and between Executive and Motion Acquisition Corp, dated as of November 5, 2021 (the “Employment Agreement”) or any other severance plan, program, policy, agreement or arrangement by or with the Company or any of its affiliates.
4.General Release of Claims.
(a)For good and valuable consideration, including engagement for the Consulting Period and the consideration set forth in Section 2(b) hereof, Executive knowingly and voluntarily (for and on behalf of Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors and subsidiaries, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the New York State Human Rights Law, the New York Labor Law and the New York Retaliatory Action by Employers Law; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) any other local, state or federal law, regulation or ordinance; or (I) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim (as defined below); and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)Notwithstanding the foregoing, in no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim than cannot legally waived or released under applicable law, including unemployment compensation claims, worker’s compensation claims, claims under New York Military Law or claims to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of this Agreement; or (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under any indemnification agreement with the Company or the Company’s governing documents or the Company’s D&O insurance policies. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”). This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency.

5.Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.
6.Restrictive Covenants; Continuing Obligations. Executive hereby acknowledges and agrees that, from and following the Separation Date, he will continue to be bound by and comply with the terms of Articles V, VI and VII of the Employment Agreement (collectively, the “Restrictive Covenants”), which shall survive his termination of employment. Executive acknowledges and agrees that his failure to comply with any of the Restrictive Covenants shall constitute “Cause” for purposes of this Agreement and that, in the event of any such failure to comply, he shall not be entitled to any further payments and benefits under this Agreement and shall be subject to the recoupment provisions of Section 2(c) above.
7.Cooperation. Executive agrees to cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party (whether currently ongoing or commenced in the future). Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making Executive available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information received by Executive in Executive’s capacity as an Executive; and turning over to the Company all relevant documents which are or may come into Executive’s possession in Executive’s capacity an Executive or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company shall pay all reasonable expenses incurred by Executive in providing such cooperation.
8.Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;
(b)Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;
(c)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and
(d)No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
9.Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of Delaware without reference to its principles of conflict of law. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available to the Company under applicable common and/or statutory law, including, without limitation, any common law and/or statutory claims relating to the misappropriation of trade secrets and/or unfair business practices. Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate through JAMS any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, any other agreement or arrangement between Executive and any Company Party, any other dispute or claim arising out of or related to Executive’s employment with the Company and any other acts or omissions related to any matter involving the Parties, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator's decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. Notwithstanding the foregoing, should any resort to a court be necessary and permitted under this Agreement (including pursuant to Section 5.4 of the Employment Agreement), then the Parties consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Delaware
10.Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

11.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement and the Award Agreements constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof. For the avoidance of doubt, the payments and benefits to which Executive may become entitled under Section 2(b) of this Agreement expressly supersede and replace any and all of Executive’s rights and entitlements to any separation-related pay and benefits under the Employment Agreement and Executive acknowledges and agrees that the only separation-related pay and benefits to which he is entitled are those expressly set forth in this Agreement.
12.Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of Section 4 hereof and entitled to enforce such provisions as if it were a party hereto.
13.Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.
14.Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
15.Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
16.No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.
17.Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.
18.Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Code and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A of the Code and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE

/s/ Anthony Capone
Anthony Capone

Date: 10/9/2023

DOCGO, INC.

By: /s/ Lee Bienstock
Name: Lee Bienstock
Title: CEO

Date: 10/11/2023

Signature Page to
Separation and Transition Services Agreement